EXHIBIT 99.1

National Western Life Announces Fourth Quarter and 2004 Earnings

Austin, Texas, March 7, 2005 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today fourth quarter 2004 consolidated net earnings of $18.8 million, or $5.22 per diluted share, versus consolidated net earnings of $18.5 million, or $5.17 per diluted share, reported for the fourth quarter of 2003. For the year ended December 31, 2004, the Company reported consolidated net earnings of $122.2 million, or $33.91 per diluted share, compared with $55.8 million, or $15.64 per diluted share, reported a year ago. The 2004 results include the effect of a required change in accounting for certain annuity contracts during the first quarter of the year which increased reported net earnings by $54.7 million, or $15.18 per diluted share. The Company's book value per share at December 31, 2004 increased to $225.62.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $17.8 million, or $4.94 per diluted share, for the fourth quarter ended December 31, 2004, compared with $16.3 million, or $4.54 per diluted share, for the quarter ended December 31, 2003. For the full year, earnings from operations were $65.2 million, or $18.10 per diluted share, versus $56.9 million, or $15.94 per diluted share, for the year ended December 31, 2003.

Mr. Moody noted the operating results for 2004 represented a record outcome for the Company. "In 2004, we continued to follow our core strategy of building the underlying value of National Western through controlled, profitable growth. While operating revenues increased approximately 12%, our operating earnings increased by nearly 15%." Mr. Moody pointed toward the 18% growth in book value per share during 2004 as indicative of the increase in the intrinsic value of the Company.

Mr. Moody observed that although the Company's annuity sales(2) in 2004 of $895 million trailed the record set in 2003 of $1.2 billion, the Company's sales levels were in line with expectations. "During the past year, we communicated with many interested stakeholders, including rating agencies, our intention of maintaining the profit criteria of our products at desired levels of production. The annuity sales levels achieved in 2004 fit squarely in the range that we had targeted for the year." Sales of life insurance products(2) in 2004 matched levels achieved in 2003. Mr. Moody indicated that 2004 domestic life insurance sales were the highest since 2001 and international life sales in the month of December set a Company record. "The economic environment continues to be difficult for the sale of life insurance products but we are able to capitalize on our advantages in certain niches to either maintain our sales levels or increase them." Mr. Moody added that the Company achieved record sales levels for both its domestic equity-indexed annuity products and its international equity-indexed life insurance product.

The Company's investment performance as measured by net investment income, excluding derivative income(3), totaled $303.8 million for the year ended December 31, 2004, compared to $273.2 million in the same period of 2003. Mr. Moody noted that the overall quality of the Company's fixed income portfolio continued to strengthen from the poor credit climate that existed in 2001 through 2003. The Company reported realized investment gains, net of taxes, of $2.3 million, or $0.63 per diluted share, for the full year of 2004 compared to net realized investment losses of $1.1 million, or $0.30 per diluted share, during 2003.

At December 31, 2004, the Company maintained total stockholders' equity of $809 million, assets of $6.0 billion, and life insurance in force of $13.8 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

  Sales for a life insurance company are a non-GAAP financial measure. Sales as shown in this press release are presented in accordance with industry practice and represent the amount of new business sold during the period. The Company believes sales are a useful measure of distribution productivity and are also a leading indicator of future revenue trends. There is no comparable GAAP financial measure and, as a result, no reconciliation is provided.

  The Company considers net investment income, excluding derivative income, a useful measurement of the Company's underlying investment portfolio performance by removing the volatility from changes in fair values of derivative instruments. As net investment income, excluding derivative income, is considered a non-GAAP financial measure, the following reconciliation is provided.

($'s in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Net investment income	$102.8	94.2	315.8	299.0
Derivative income	22.3	19.1	12.0	25.8

Net investment income
excluding derivative income	$80.5	75.1	303.8	273.2

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Revenues:
Revenues, excluding realized investment
gains (losses) and derivative income	$108,222	101,852	418,652	375,116
Derivative income	22,345	19,140	11,988	25,799
Realized gains (losses) on investments	1,544	3,416	3,506	(1,647)

Total revenues	$132,111	124,408	434,146	399,268

Earnings:
Earnings from operations	$17,845	16,313	65,194	56,852
Net realized gains (losses) on investments	1,004	2,221	2,278	(1,070)
Cumulative effect of a change in
accounting principle	-	-	54,697	-

Net earnings	$18,849	18,534	122,169	55,782

Basic Earnings Per Share:
Earnings from operations	$4.99	4.60	18.29	16.08
Net realized gains (losses) on investments	0.28	0.63	0.64	(0.30)
Cumulative effect of a change in
accounting principle	-	-	15.34	-

Net earnings	$5.27	5.23	34.27	15.78

Basic Weighted Average Shares	3,580	3,547	3,565	3,535

Diluted Earnings Per Share:
Earnings from operations	$4.94	4.54	18.10	15.94
Net realized gains (losses) on investments	0.28	0.63	0.63	(0.30)
Cumulative effect of a change in
accounting principle	-	-	15.18	-

Net earnings	$5.22	5.17	33.91	15.64

Diluted Weighted Average Shares	3,613	3,589	3,603	3,565

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com